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                                                                    Exhibit 12.1


    Statement of Computation of Earnings to Fixed Charges and Preferred Stock
      Dividend Requirements for the six month periods ended June 30, 1999 and June 30, 1998

                                                   For the six months ended
                                              June 30, 1999        June 30, 1998
                                              -------------        -------------
Net income                                      $  54,772            $  42,006
Interest expense                                   69,073               31,667
Amortization of capitalized interest                   45                   --
                                                ---------            ---------
Earnings before interest                          123,890               73,673

Interest expense                                   69,073               31,667
Interest capitalized                                  679                   --
Interest portion of rentals                           176                   --
Preferred dividends                                 1,750                1,750
                                                ---------            ---------
Fixed charges and preferred stock
     dividend requirements                         71,678               33,417

Earnings to fixed charges and preferred
     stock dividend requirements                     1.73                 2.20
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